EXHIBIT 23.2

We consent to the use of our report dated March 3, 2003 (except for Note 17, as to which the date is December 6, 2004) included in this Annual Report on Form 10-K/A of Carmike Cinemas, Inc. for the year ended December 31, 2003, with respect to the consolidated financial statements and schedule included in this Form 10-K/A.

December 10, 2004
Atlanta, GA